TEMPORARY EMPLOYMENT AGREEMENT

This agreement, made and effective as of the 3rd day of February, 2005 (the "Effective Date"), between Pluristem Life Systems, Inc. ("Pluristem" or the "Company"), a Nevada corporation, and John L. Bakos ("the PRESIDENT").

WHEREAS, Pluristem desires to secure the services of John L. Bakos and John L. Bakos desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, Pluristem and the PRESIDENT agree with each other as follows:

1. (a) The PRESIDENT will render full-time professional services to Pluristem in the capacity of President of Pluristem. He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as President and all duties set forth in Pluristem bylaws and in policy statements of the Board. The PRESIDENT is hereby vested with authority to act on behalf of the Board in keeping with policies and decisions adopted by the Board, as amended from time to time. In addition, he shall perform in the same manner any special duties reasonably assigned or delegated to him by the Board. The PRESIDENT will provide a report to the board (written or oral as requested by the board) every 2 weeks.

(b) Unless terminated sooner in accordance with the terms hereof, the term of employment under this Agreement ("Term") shall be for four months commencing on the Effective Date.

2. (a) In consideration for these services as President, Pluristem agrees to pay the PRESIDENT a gross annual salary of $14,000 per month, less state and federal income tax withholdings and other normal employee deductions.

(b) Pluristem will establish and fund a bank account in the United States in order to facilitate the processing and payment of payroll and business expenses in accordance with the laws and regulations of that country.

3. (a) The PRESIDENT shall be entitled to a maximum of 7 days of compensated vacation time in the Term, to be taken at times mutually agreed upon between him and the Board.

(b) In addition, the PRESIDENT will be permitted to be absent from Pluristem during working days to attend professional meetings and to attend to such outside professional duties in the healthcare, finance or management fields as have been mutually agreed upon between him and the Board. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. Pluristem shall reimburse the PRESIDENT for all expenses incurred by the PRESIDENT incident to attendance at approved professional meetings and such entertainment expenses incurred by the PRESIDENT in furtherance of Pluristem's interests, provided, however, that such reimbursement is pre-approved by a member of the Board appointed for this purpose by Pluristem.

(c) In addition, the PRESIDENT shall be, at his option, entitled to all other fringe benefits to which all other employees of Pluristem located outside Israel are entitled.

4. Pluristem also agrees to provide the PRESIDENT, at all times, the benefit of the maximum indemnification available from time to time under Pluristem's Articles of Incorporation and Bylaws, and under the laws of the Commonwealth of Massachusetts. Such indemnification shall survive the termination of this Agreement unless the termination is for "cause" (as that term is defined below). In addition, Pluristem shall insure the PRESIDENT under its general liability and its Director & Officer insurance policies for all acts done by him in good faith as President throughout the term of this contract. As a condition of the PRESIDENT entering into this Agreement, and accepting employment hereunder, Pluristem will provide the PRESIDENT, on or within 10 days of the Effective Date, with a certificate of insurance verifying that it has Directors & Officers insurance at an amount that is generally appropriate for PRESIDENT's of publicly traded companies.

5. (a) The Board may at its discretion terminate the PRESIDENT's duties as PRESIDENT. Such action shall require a majority vote of the entire Board and become effective upon delivery to the PRESIDENT of written notice or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except those in paragraphs 12, 13 and 14 and except that Pluristem shall continue to pay the PRESIDENT his then monthly salary for the month in which his duties were terminated . In such case the PRESIDENT will be required to transfer all his information and knowledge about Pluristem to any incoming chief executive or other officer as requested by Pluristem. The severance arrangements described in this paragraph will not be payable in the event that the PRESIDENT's employment is terminated due to the fact that the PRESIDENT has been terminated for "cause". For purposes of this Agreement, "cause" shall mean that the PRESIDENT has: (i) been convicted of a felony criminal offence; (ii) breached any of his fiduciary duties or committed a material and willful breach of any of his other duties and obligations under this Agreement and failed to remedy such breach within ten (10) days after written notice from the Board that advises PRESIDENT of such breach; or (iii) committed an act of fraud, embezzlement or material misappropriation involving his employment.

(b) Other than is provided in Paragraphs 6 and 7 below, the PRESIDENT may terminate this Agreement upon delivery to the Board of a 30-day written notice of resignation (or such later time as may be specified in said notice and agreed by the Company). Upon such termination, Pluristem shall pay the PRESIDENT his salary, benefits and reimbursed expenses earned and incurred through the date of the PRESIDENT's termination provided that the PRESIDENT transfers all his information and knowledge about Pluristem to any incoming chief executive or other officer as requested by Pluristem.

6. Reserved.

7. Reserved.

8. Reserved.

9. Reserved.

10. As a material inducement to the PRESIDENT to accept employment hereunder, Pluristem agrees as follows:

(a) Pluristem will as soon as practicable grant to the PRESIDENT options to purchase Pluristem stock. Options to purchase stock under this paragraph are limited to 800,000 shares, must be exercised within ten years of this grant, have an exercise price of $0.30 per share (and to be adjusted for all future changes to the common stock, including splits and dividends), and vest at a rate of 40,000 shares per month of employment; provided that upon the termination of the PRESIDENT's employment for any reason, the PRESIDENT shall retain any options that may have vested prior to such termination for a period of three (3) years from date of termination. If this Agreement is not renewed but not earlier terminated, 160,000 of the options will have vested. In the event that the Board terminates the PRESIDENT's duties in the 4 months of the contract term, the PRESIDENT's stock options, including vested options, will terminate immediately.

(b) Pluristem hereby agrees that it shall grant to the PRESIDENT 500,000 shares of common voting stock in the Company if and when during the Term of this contract the total market value of all the Company's outstanding securities including only common shares, exceeds $60 million for a period of 10 or more consecutive days. In lieu of such grant of stock and in anticipation of the establishment of a stock option plan under paragraph (c) below, the PRESIDENT shall have the choice to accept options to purchase stock in the Company at an equivalent value as the grant of stock described in the preceding sentence, with the terms of such options being mutually agreed upon between the PRESIDENT and the Company, and in accordance with applicable U.S. law.

(c) The Company agrees to pay all registration expenses with respect to the warrants, options, and stock granted under this agreement, and Pluristem grants full piggyback registration rights to the PRESIDENT. Pluristem further agrees to register the underlying shares contemplated in this agreement to be issued upon execution or shortly afterwards at the earliest possible time and to establish within 90 days of the Effective Date, if it has not already, a stock option plan with terms that are mutually agreeable to the PRESIDENT and Pluristem and in accordance with IRS guidelines for Incentive Stock Option Plans.

11. The PRESIDENT must, from time to time, submit expense reports to the CFO of Pluristem, and the CFO must review and if appropriate approve the payment by Pluristem of all reasonable business expenses incurred by the PRESIDENT. Payment must be made by the CFO within 15 days of receipt of each approved expense report. "Expenses incurred" may include both operating and capital expenditures incurred by the PRESIDENT in the performance of the duties outlined in this agreement, and may include, but are not limited to home office and mobile phone service, internet access, office supplies, and travel and entertainment expenses.

12. The PRESIDENT shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The PRESIDENT shall not, either during the term of employment or thereafter, use or permit the use of any information of or relating to Pluristem in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process. The PRESIDENT acknowledges that Pluristem is a public company and as such, the PRESIDENT must not trade in the securities of Pluristem while in possession of material undisclosed information. The PRESIDENT will abide by all insider trading policies and other policies established by Pluristem regarding their status as a reporting issuer in the United States.

13. Notwithstanding anything in the Agreement to the contrary, during the term of his employment and during the 12-month period following termination of his employment, the PRESIDENT shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any other related business, partnership, firm, or corporation (all of which hereinafter are referred to as "entity") that is at the time engaged principally or significantly in the business of stem cell research and therapies. Nothing herein shall prohibit the PRESIDENT from acquiring or holding any issue of stock or securities of any entity that has any securities listed on a national securities exchange or quoted in a daily listing of over-the-counter market securities, provided that at any one time the PRESIDENT and members of the PRESIDENT's immediate family do not own more than one percent of any voting securities of any such entity. In the event of actual or threatened breach by the PRESIDENT of this provision, Pluristem shall be entitled to an injunction restraining the PRESIDENT from violation or further violation of the terms thereof.

All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by PRESIDENT, individually or in conjunction with others, during PRESIDENT's employment by Company which directly relate to the Company's business, technology, products or services and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Company.

14. The PRESIDENT shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 12 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee or former employee of Pluristem, if such individual has provided professional or support services to Pluristem while the PRESIDENT was employed by Pluristem during this Agreement or solicit for investment or funding any investors or shareholders of Pluristem, without the express written consent of Pluristem. The PRESIDENT will not interfere with the relationship of Pluristem and any of its employees and the PRESIDENT will not attempt to divert from Pluristem any business in which Pluristem has been actively engaged during his employment.

The PRESIDENT shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 12 months thereafter, interfere with the relationship of Pluristem and any of its suppliers or customers, and the PRESIDENT will not attempt to divert from Pluristem any business in which Pluristem has been actively engaged during his employment, or any investment from investors or potential investors.

15. Notwithstanding the provisions of paragraph 1(b) above, terms of a new contract of employment for the PRESIDENT shall be completed, or the decision made not to negotiate a new contract, not later than the end of the fourth month of the Term. This contract and all its terms and conditions shall continue in effect until terminated or not renewed at the end of four months from the Effective Date.

16. This contract constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

17. Except as otherwise specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the Chairman of the Board and the PRESIDENT.

18. The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

19. This agreement shall be binding upon Pluristem, its successors and assigns, including, without limitation, any corporation into which Pluristem may be merged or by which it may be acquired, and shall inure to the benefit of the PRESIDENT, his administrators, executors, legatees, heirs and assigns.

20. This agreement shall be construed and enforced under and in accordance with the laws of the State of Israel.

This contract signed this 17th day of February, 2005.

(Pluristem)

WITNESS:__________________ BY: /s/ Don Shorrer (Chairman of the Board)

WITNESS: /s/signed BY: /s/ John Bakos (PRESIDENT)